Exhibit 99.1

IGLOO HOLDINGS CORPORATION ANNOUNCES PRICING OF

SENIOR PIK TOGGLE NOTES DUE 2017

Bedford, Massachusetts—December 14, 2012—Igloo Holdings Corporation (the “Company”) today announced the pricing of its offering of $350 million in aggregate principal amount of 8.25%/9.00% senior PIK toggle notes due 2017 (the “Notes”). The Company is the indirect parent company of Interactive Data Corporation.

The Company estimates that the net proceeds from the offering will be approximately $339 million, after deducting the initial purchasers’ discounts and estimated offering expenses. The Company intends to use the net proceeds from any such placement, as well as cash on hand of Interactive Data Corporation, to pay a dividend to its shareholders and a distribution to its optionholders.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on December 18, 2012, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes, the anticipated use of proceeds therefrom and the closing date of the offering. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Interactive Data Corporation’s Current Report on Form 8-K dated December 13, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011, under the captions “Risks Related to our Business” and “Risk Factors”, respectively, as well as in Interactive Data Corporation’s other current and periodic filings. Each of these reports is on file with the Securities and Exchange Commission and is available in the “Investors” section of Interactive Data Corporation’s website under the heading “SEC Filings.” The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

COMPANY CONTACTS

Investors:

Andrew Kramer

781-687-8306

andrew.kramer@interactivedata.com

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